Exhibit 99.1

News Release

IMMEDIATE RELEASE

Graham Corporation Reports

Fiscal 2020 Fourth Quarter and Full Year Results

•	Q4 revenue of $23.1 million reflected approximately $7 million in delayed revenue as a result of the COVID-19 global pandemic

•	Q4 EPS was $0.06; fiscal year 2020 EPS was $0.19

•	High quality backlog of $112 million at end of year; Defense industry comprises 52% of backlog

•	Strong balance sheet provides ample liquidity with cash balance of $73 million at March 31, 2020

BATAVIA, NY, June 10, 2020 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical and defense industries, today reported financial results for the fourth quarter and year ended March 31, 2020 (“fiscal 2020”). Financial results include the financial performance of the Company’s commercial nuclear utility business, Energy Steel, until its divestiture on June 24, 2019 (“the divested business”).

James R. Lines, Graham’s President and Chief Executive Officer, commented, “The COVID-19 global pandemic had a sudden and severe impact on our operations, our customers and our markets and continues to impact demand for our products. Our actions in response to this unparalleled crisis have been driven by our values. We believe that we must protect the health and welfare of our employees, support our community to reduce the spread of the virus, prudently and safely support our customers as a critical infrastructure and defense industry supplier, and stay committed to our longer term strategy for earnings expansion. Out of caution, we had reduced production to approximately 10% of capacity during the latter half of March and first half of April. As we have been ramping our production operations back up to normal levels, we have instituted strict safety and health protocols. We expect to be at approximately 90% of full capacity in June and believe we will average about 50% of production capacity for the first quarter of fiscal 2021.This event had a sudden and severe impact on our fourth quarter, and first quarter of fiscal 2021 leaves us with an uncertain outlook. However, our strong balance sheet, and market positions in navy/defense and energy and chemical will help us weather this crisis and we expect to emerge in an even stronger position.”

He continued, “Prior to the pandemic, our energy and petrochemical markets had already begun to slow. The onset of the COVID-19 pandemic, the resulting significant decline in economic activity, and the international imbalance of crude oil supply and demand, have had an immediate and oversized impact on the energy industry. As a late cycle business, we believe that our backlog will provide us with some cushion as our markets find direction and our customers evaluate projects. Currently, our customers are preserving cash and reducing capital budgets, projects are being delayed and there is significant uncertainty regarding the near- and mid-term outlook. The combined effect is great hesitation by our customers, which is impacting

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Graham Corporation Reports Fiscal 2020 Fourth Quarter and Full Year Results

June 10, 2020

our project pipeline and orders. We believe we are fortunate to have a strong backlog to deliver near-term results. For the longer term, as global economic recovery and expansion develops following the pandemic, we believe that our financial strength, our reputation and our superior customer service will help position us to be at a competitive advantage in our markets, especially as we work to continue to expand our addressable opportunities to serve the defense industry and further leverage our installed commercial base.”

Fourth Quarter Fiscal 2020 Sales Summary

(See accompanying financial tables for a breakdown of sales by industry and region)

Net sales in the fourth quarter of fiscal 2020 were $23.1 million compared with $23.6 million in the fourth quarter of the fiscal year 2019 (“fiscal 2019”). Revenue in the fiscal 2020 fourth quarter was negatively impacted by a delay of approximately $7 million in revenue as a result of the COVID-19 pandemic. This included a customer delay for an approximate $5 million order in China and approximately $2 million in revenue delayed due to the limitation in production at the Batavia, NY facility. The total $7 million of revenue delayed due to COVID-19 is expected to be realized in fiscal 2021, which ends March 31, 2021. The fourth quarter of fiscal 2019 included $1.7 million of sales from the divested business.

Sales to the refining market were down $2.2 million to $7.4 million, while sales to the chemical/petrochemical market were down $0.3 million to $7.1 million while sales to the other commercial, industrial and defense markets were up $3.4 million to $8.0 million.

From a geographic perspective, the mix of domestic and international sales shifted somewhat in the fourth quarter of fiscal 2020. Domestic sales were 63% of total sales compared with 70% in the fourth quarter of fiscal 2019. International sales were 37% of total sales, compared with 30% in the prior-year period.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

Fourth Quarter Fiscal 2020 Performance Review

($ in millions except per share data)	Q4 FY20	Q4 FY19	Change
Net sales	$23.1	$23.6	$(0.5)
Gross profit	$4.4	$4.8	$(0.4)
Gross margin	19.2%	20.3%
Operating profit (loss)	$0.3	$(5.8)	$6.1
Operating margin	1.4%	(24.7%)
Net income	$0.6	$(4.6)	$5.2
Diluted EPS	$0.06	$(0.46)
Adjusted EBITDA	$0.9	$1.4	$(0.5)
Adjusted EBITDA margin	3.9%	5.8%

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Graham Corporation Reports Fiscal 2020 Fourth Quarter and Full Year Results

June 10, 2020

Gross margin in the fourth quarter was 19.2% compared with 20.3% for fourth quarter fiscal 2019. The decrease in gross margin was due to the impact the COVID-19 pandemic had on volume combined with a higher cost structure due to investments made for growth initiatives.

Selling, general and administrative (“SG&A”) expenses, excluding amortization, were down $0.1 million, or 2%, to $4.0 million in the fourth quarter of fiscal 2020. The prior-year quarter included $0.3 million for the divested business. SG&A, excluding amortization, as a percent of sales was unchanged at 17%.

Fourth quarter fiscal 2020 operating profit was $0.3 million. Net income and earnings per share for the fiscal 2020 fourth quarter were $0.6 million and $0.06, respectively, compared with a net loss of $4.6 million, or a $0.46 loss per diluted share in the prior year. The fiscal 2019 fourth quarter included a $6.4 million impairment charge, or $5.3 million net of tax which resulted in an operating loss of $5.8 million and net loss of $4.6 million.

Fiscal 2020’s fourth quarter adjusted EBITDA was unfavorably impacted by lower gross margins primarily due to the impact of the COVID-19 pandemic’s effect on customers, end markets and Graham’s business operations, when compared with the prior-year fourth quarter.

Graham believes that adjusted EBITDA (defined as consolidated net income before net interest income, income taxes, depreciation, goodwill and other impairments, and amortization), and adjusted EBITDA margin (adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. See the attached table on page 10 for additional important disclosures regarding Graham’s use of adjusted EBITDA and adjusted EBITDA margin as well as the reconciliation of net income to adjusted EBITDA.

Full Year Fiscal 2020 Performance Review

($ in millions except per share data)	FY20	FY19	Change
Net sales	$90.6	$91.8	$(1.2)
Gross profit	$18.1	$21.9	$(3.8)
Gross margin	20.0%	23.9%
Operating profit (loss)	$0.7	$(2.4)	$3.1
Operating margin	0.7%	(2.6%)
Net income	$1.9	$(0.3)	$2.2
Diluted EPS	$0.19	$(0.03)	$0.22
Adjusted EBITDA	$3.0	$7.1	$(4.1)
Adjusted EBITDA margin	3.3%	7.7%

Net sales for fiscal 2020 were $90.6 million, down 1.3% compared with $91.8 million in fiscal 2019. Sales in fiscal 2020 were down unfavorably impacted by the $7 million in revenue delayed due to the COVID-19 pandemic. Fiscal 2020 included $1.3 million in revenue related to the divested business, while fiscal 2019 included $8.3 million.

Domestic sales in fiscal 2020 were relatively unchanged at 64% of total sales, compared 65% in fiscal 2019. Likewise, international sales were 36% and 35% of total sales in fiscal 2020 and fiscal 2019, respectively.

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Graham Corporation Reports Fiscal 2020 Fourth Quarter and Full Year Results

June 10, 2020

Gross margin declined 3.9 points compared with fiscal 2019. Jeffrey F. Glajch, Graham’s Vice President – Finance and Chief Financial Officer, commented, “Our lower gross margin reflects investments made to position Graham for the strong growth originally anticipated for fiscal 2021. The pandemic clearly has altered our expectations for the year. We are evaluating actions that may become necessary as we get a better understanding of what we can expect in fiscal 2021 and fiscal 2022.”

SG&A in fiscal 2020 was $16.9 million, down 6%, or $1.0 million. Included in fiscal 2019 was $1.4 million related to the divested business. Somewhat offsetting the reduction were investments in sales initiatives. As a percent of sales, SG&A, excluding amortization, was 18.6%, compared with 19.2% in fiscal 2019.

Fiscal 2020 net income was $1.9 million, or $0.19 per diluted share. Net loss in fiscal 2019 was $0.3 million, or a loss of $0.03 per diluted share, which included the $5.3 million net of tax impairment charge related to the divested business. Fiscal 2020 net income and EBITDA were unfavorably impacted by lower gross margin for the reasons noted above. See the attached table on page 10 for additional important disclosures regarding Graham’s use of adjusted EBITDA and adjusted EBITDA margin as well as the reconciliation of net income to adjusted EBITDA.

Strong Balance Sheet with Ample Liquidity

Cash, cash equivalents and investments at March 31, 2020 were $73.0 million, compared with $77.8 million at March 31, 2019.

Cash provided by operations in fiscal 2020 was $1.2 million, compared with cash provided by operations of $7.9 million in fiscal 2019. The $6.7 million decrease was primarily due to cash usage from customer deposits and unbilled revenue.

Capital spending in fiscal 2020 was $2.4 million, compared with $2.1 million in fiscal 2019. The Company expects capital expenditures for fiscal 2021 to be between $2.0 million and $2.5 million, of which 80% to 85% is expected to be for machinery and equipment and the remainder to be used for other items.

Dividend payments were $4.3 million and $3.8 million in fiscal 2020 and fiscal 2019, respectively.

Graham had no debt at March 31, 2020, $13.3 million of outstanding letters of credit and approximately $21.7 million of availability on its lines of credit.

Orders and Backlog

For the fourth quarter of fiscal 2020, orders decreased $9.3 million to $12.3 million as the COVID-19 pandemic caused economic uncertainty for projects in the Company’s commercial markets and heavily impacted the energy industry. Orders in the prior-year quarter included $3.3 million in the divested business.

The primary driver of the decline in orders during the fourth quarter of fiscal 2020 compared with 2019 was an $8.4 million decrease in refining orders. This was partially offset by a $2.6 million increase in chemical and petrochemical orders compared with the prior year.

Domestic orders were 46% of total net orders in the fourth quarter of fiscal 2020 and were 51% in the prior-year period.

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Graham Corporation Reports Fiscal 2020 Fourth Quarter and Full Year Results

June 10, 2020

For fiscal 2020, orders were down 21% to $80.0 million, compared with $101.2 million in fiscal 2019. Orders related to the divested business were $3.0 million in fiscal 2020 and $11.0 million in fiscal 2019.

The $1.0 million increase in orders from other commercial, industrial and defense markets was offset by the $1.8 million and $12.1 million decline in orders from the global refining industry and the chemical/petrochemical industry, respectively. Orders in fiscal 2019 included $11.0 million for the divested business.

Domestic orders were 54% and international orders were 46% of total net orders in fiscal 2020. This compared with domestic orders of 61% and international orders of 39% of total net orders in fiscal 2019. Domestic orders decreased by $19.2 million, or 31%, and net international orders decreased by $2.0 million, or 5% in fiscal 2020.

Backlog at the end of fiscal 2020 was $112.4 million, compared with $132.1 million at the end of fiscal 2019. The decline reflects lower orders in the fourth quarter as a result of reduced capital spending in the global energy and petrochemical markets resulting from the COVID-19 pandemic’s impact on global markets.

Backlog by industry at March 31, 2020 was approximately:

•	52% for U.S. Navy projects

•	27% for refinery projects

•	17% for chemical/petrochemical projects

•	4% for other industrial applications

The Company expects 70% to 75% of its backlog to convert to sales within the next 12 months.

Fiscal 2021 Outlook

Due to the significant economic impact of the COVID-19 pandemic on the energy and petrochemical/chemical markets and the lack of visibility as to the duration or the ultimate impact of the pandemic, the Company is not providing guidance for fiscal 2021 at this time.

Mr. Lines concluded, “With our manufacturing production impeded in the first quarter of fiscal 2021, we expect that revenue, earnings and cash generation will likewise be challenged. We plan to return to more normal production levels in June and begin working through our backlog, which will help the results from operations for the remaining quarters of fiscal 2021. We expect to convert 70-75% of our $112.4 million March 31, 2020 backlog during the year. However, it is important to note that we have had approximately $3.2 million of orders canceled in the fourth quarter and three orders delayed due to the COVID-19 pandemic, causing revenue of $4.1 million to be delayed beyond fiscal 2021. The customer requests for the delays were both in the fourth quarter as well as thus far in the first quarter of fiscal 2021. As a result, we are cautious on our outlook until we have more clarity on the potential for future demand. Encouragingly, we are nearing a steady state of annual revenue from the defense industry with the products we provide for the U.S. Navy. We expect this to reach a level of $20 million to $25 million per year for several years as we replace backlog with new projects over time. Additionally, given our financial strength, we intend to be opportunistic in regards to acquisition opportunities that may occur due to market consolidation and contraction.”

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Graham Corporation Reports Fiscal 2020 Fourth Quarter and Full Year Results

June 10, 2020

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for the fourth quarter and full year fiscal 2020, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from 2:00 p.m. ET today through Wednesday, June 17, 2020. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13700698. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality. Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” “look towards” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, effects of the COVID-19 global pandemic, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness and productivity, customer preferences, changes in market conditions in the industries in which it operates, the effect on its business of volatility in commodities prices, including, but not limited to, the extreme price volatility seen in the first six months of calendar year 2020, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and its operations in China, India and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

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Graham Corporation Reports Fiscal 2020 Fourth Quarter and Full Year Results

June 10, 2020

For more information contact:
Jeffrey F. Glajch	Deborah K. Pawlowski / Christopher M. Gordon
Vice President – Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3748
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com / cgordon@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Fiscal 2020 Fourth Quarter and Full Year Results

June 10, 2020

Graham Corporation

Fourth Quarter Fiscal 2020

Consolidated Statements of Income - Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended March 31,			Year Ended March 31,
	2020	2019	% Change	2020	2019	% Change
Net sales	$23,082	$23,641	(2%)	$90,604	$91,831	(1%)
Cost of products sold	18,640	18,843	(1%)	72,456	69,922	4%

Gross profit	4,442	4,798	(7%)	18,148	21,909	(17%)
Gross margin	19.2%	20.3%		20.0%	23.9%

Other expenses and income:
Selling, general and administrative	4,024	4,123	(2%)	16,868	17,641	(4%)
Selling, general and administrative – amortization	—	59	NA	11	237	(95%)
Goodwill and other impairments	—	6,449	NA	—	6,449	NA
Other expense	94	—	NA	617	—	NA

Operating (loss) profit	324	(5,833)	NA	652	(2,418)	NA

Operating margin	1.4%	(24.7%)		0.7%	(2.6%)

Other income	(87)	(205)	(58%)	(348)	(823)	(58%)
Interest income	(244)	(418)	(42%)	(1,324)	(1,462)	(9%)
Interest expense	3	4	(25%)	12	12	0%

Income (Loss) before provision (benefit) for income taxes	652	(5,214)	NA	2,312	(145)	NA
Provision (Benefit) for income taxes	76	(661)	NA	440	163	170%

Net income (loss)	$576	$(4,553)	NA	$1,872	$(308)	NA

Per share data:
Basic:
Net income	$0.06	$(0.46)	NA	$0.19	$(0.03)	NA

Diluted:
Net income	$0.06	$(0.46)	NA	$0.19	$(0.03)	NA

Weighted average common shares outstanding:
Basic	9,888	9,837		9,876	9,823
Diluted	9,888	9,837		9,879	9,823
Dividends declared per share	$0.11	$0.10		$0.43	$0.39

N/A: Not Applicable

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Graham Corporation Reports Fiscal 2020 Fourth Quarter and Full Year Results

June 10, 2020

Graham Corporation

Fourth Quarter Fiscal 2020

Consolidated Balance Sheets - Unaudited

(Amounts in thousands, except per share data)

	March 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$32,955	$15,021
Investments	40,048	62,732
Trade accounts receivable, net of allowances ($33 at each of March 31, 2020 and 2019)	15,400	17,582
Unbilled revenue	14,592	7,522
Inventories	22,291	24,670
Prepaid expenses and other current assets	906	1,333
Income taxes receivable	485	1,073
Assets held for sale	—	4,850

Total current assets	126,677	134,783
Property, plant and equipment, net	17,587	17,071
Prepaid pension asset	3,460	4,267
Operating lease assets	243	—
Other assets	153	149

Total assets	$148,120	$156,270

Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance lease obligations	$40	$51
Accounts payable	14,253	12,405
Accrued compensation	4,453	5,126
Accrued expenses and other current liabilities	3,352	2,933
Customer deposits	26,983	30,847
Operating lease liabilities	153	—
Liabilities held for sale	—	3,525

Total current liabilities	49,234	54,887
Finance lease obligations	55	95
Operating lease liabilities	82	—
Deferred income tax liability	721	1,056
Accrued pension liability	747	662
Accrued postretirement benefits	557	604

Total liabilities	51,396	57,304

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized Common stock, $.10 par value, 25,500 shares authorized; 10,689 and 10,650 shares issued and 9,881 and 9,843 shares outstanding at March 31, 2020 and 2019, respectively	1,069	1,065
Capital in excess of par value	26,361	25,277
Retained earnings	91,389	93,847
Accumulated other comprehensive loss	(9,556)	(8,833)
Treasury stock (808 and 807 shares at March 31, 2020 and 2019 respectively)	(12,539)	(12,390)

Total stockholders’ equity	96,724	98,966

Total liabilities and stockholders’ equity	$148,120	$156,270

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Graham Corporation Reports Fiscal 2020 Fourth Quarter and Full Year Results

June 10, 2020

Graham Corporation

Fourth Quarter Fiscal 2020

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	Year Ended March 31,
	2020	2019
Operating activities:
Net income (loss)	$1,872	$(308)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,957	1,968
Amortization	11	237
Amortization of unrecognized prior service cost and actuarial losses	997	875
Goodwill and other impairments	—	6,449
Equity-based compensation expense	975	1,069
(Gain) loss on disposal or sale of property, plant and equipment	(1)	30
Loss on sale of Energy Steel & Supply Co	181	—
Deferred income taxes	(287)	(159)
(Increase) decrease in operating assets:
Accounts receivable	2,044	(1,227)
Unbilled revenue	(7,070)	(2,519)
Inventories	2,279	(2,068)
Income taxes receivable/payable	588	396
Prepaid expenses and other current and non-current assets	358	(576)
Operating lease assets	214	—
Prepaid pension asset	(871)	(1,181)
Increase (decrease) in operating liabilities:
Accounts payable	1,826	(2,572)
Accrued compensation, accrued expenses and other current and non-current liabilities	(52)	1,118
Customer deposits	(3,683)	6,328
Operating lease liabilities	(140)	—
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	41	57

Net cash provided by operating activities	1,239	7,917

Investing activities:
Purchase of property, plant and equipment	(2,417)	(2,138)
Proceeds from disposal of proprerty, plant and equipment	12	—
Proceeds from the sale of Energy Steel & Supply Co	602	—
Purchase of investments	(181,462)	(115,342)
Redemption of investments at maturity	204,146	88,633

Net cash provided (used) by investing activities	20,881	(28,847)

Financing activities:
Principal repayments on finance lease obligations	(51)	(97)
Issuance of common stock	24	307
Dividends paid	(4,250)	(3,834)
Purchase of treasury stock	(230)	(146)
Excess tax (deficiency) benefit on stock awards	—	—

Net cash used by financing activities	(4,507)	(3,770)

Effect of exchange rate changes on cash	(231)	(183)

Net (decrease) increase in cash and cash equivalents, including cash classified within current assets held for sale	17,382	(24,883)
Net decrease (increase) in cash classified within current assets held for sale	552	(552)

Net increase (decrease) in cash and cash equivalents	17,934	(25,435)
Cash and cash equivalents at beginning of year	15,021	40,456

Cash and cash equivalents at end of year	$32,955	$15,021

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Graham Corporation Reports Fiscal 2020 Fourth Quarter and Full Year Results

June 10, 2020

Graham Corporation

Fourth Quarter Fiscal 2020

Adjusted EBITDA Reconciliation - Unaudited

(Amounts in thousands)

	Three Months Ended March 31,		Year Ended March 31,
	2020	2019	2020	2019
Net income	$576	$(4,553)	$1,872	$(308)
+ Net interest income	(241)	(414)	(1,312)	(1,450)
+ Income taxes	76	(661)	440	163
+ Depreciation & amortization	489	558	1,968	2,205
+ Goodwill and other impairments	—	6,449	—	6,449

Adjusted EBITDA	$900	$1,379	$2,968	$7,059

Adjusted EBITDA margin %	3.9%	5.8%	3.3%	7.7%

Non-GAAP Financial Measure:

Adjusted EBITDA is defined as consolidated net income before net interest income, income taxes, depreciation, amortization and goodwill and other impairments and adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of sales. Adjusted EBITDA and adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as adjusted EBITDA, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. Because adjusted EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, adjusted EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Fiscal 2020 Fourth Quarter and Full Year Results

June 10, 2020

Graham Corporation

Fourth Quarter Fiscal 2020

Additional Information – Unaudited

ORDER & BACKLOG TREND
($ in millions)

	Q119	Q219	Q319	Q419	FY2019	Q120	Q220	Q320	Q420	FY2020
	Total	Total	Total	Total	Total	Total	Total	Total	Total	Total
Orders	$22.0	$34.4	$23.2	$21.6	$101.2	$15.1	$32.6	$20.0	$12.3	$80.0
Backlog	$114.9	$127.8	$133.7	$132.1	$132.1	$117.2	$127.8	$122.9	$112.4	$112.4

SALES BY INDUSTRY FY 2020
($ in millions)

FY 2020	Q1 6/30/19	% of Total	Q2 9/30/19	% of Total	Q3 12/31/19	% of Total	Q4 3/31/20	% of Total	FY2020	% of Total
Refining	$7.5	36%	$6.3	29%	$12.2	49%	$7.4	32%	$33.4	37%
Chemical/ Petrochemical	$7.1	35%	$10.5	48%	$6.2	24%	$7.1	31%	$30.9	34%
Power	$1.4	7%	$0.5	2%	$0.3	1%	$0.6	3%	$2.8	3%
Other Commercial, Industrial and Defense	$4.6	22%	$4.3	20%	$6.6	26%	$8.0	34%	$23.6	26%

Total	$20.6		$21.6		$25.3		$23.1		$90.6

SALES BY INDUSTRY FY 2019
($ in millions)

FY 2019	Q1 6/30/18	% of Total	Q2 9/30/18	% of Total	Q3 12/31/18	% of Total	Q4 3/31/19	% of Total	FY2019	% of Total
Refining	$19.8	67%	$9.7	45%	$6.6	39%	$9.6	41%	$45.6	50%
Chemical/ Petrochemical	$3.0	10%	$3.8	18%	$2.9	17%	$7.4	31%	$17.1	18%
Power	$3.1	10%	$2.1	10%	$2.7	15%	$2.0	8%	$9.9	11%
Other Commercial, Industrial and Defense	$3.7	13%	$5.8	27%	$5.0	29%	$4.6	20%	$19.1	21%

Total	$29.6		$21.4		$17.2		$23.6		$91.8

-MORE-

Graham Corporation Reports Fiscal 2020 Fourth Quarter and Full Year Results

June 10, 2020

Graham Corporation

Fourth Quarter Fiscal 2020

Additional Information – Unaudited

(Continued)

SALES BY REGION FY 2020
($ in millions)

FY 2020	Q1 6/30/19	% of Total	Q2 9/30/19	% of Total	Q3 12/31/19	% of Total	Q4 3/31/20	% of Total	FY2020	% of Total
United States	$14.4	70%	$15.7	73%	$13.4	53%	$14.5	63%	$58.0	64%
Middle East	$0.8	4%	$0.5	2%	$7.5	30%	$4.3	19%	$13.1	14%
Asia	$3.2	16%	$1.0	5%	$0.7	3%	$0.6	2%	$5.5	6%
Other	$2.2	10%	$4.4	20%	$3.7	14%	$3.7	16%	$14.0	16%

Total	$20.6		$21.6		$25.3		$23.1		$90.6

SALES BY REGION FY 2019
($ in millions)

FY 2019	Q1 6/30/18	% of Total	Q2 9/30/18	% of Total	Q3 12/31/18	% of Total	Q4 3/31/19	% of Total	FY2019	% of Total
United States	$13.5	46%	$15.0	70%	$14.3	83%	$16.6	70%	$59.4	65%
Middle East	$0.4	1%	$0.5	2%	$0.8	5%	$0.9	4%	$2.6	3%
Asia	$2.7	9%	$1.9	9%	$1.0	6%	$4.7	20%	$10.2	11%
Other	$13.0	44%	$4.0	19%	$1.1	7%	$1.4	6%	$19.6	21%

Total	$29.6		$21.4		$17.2		$23.6		$91.8

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